From: George Lintz [mailto:GLintz@qpclasers.com]
Sent: Wednesday, July 23, 2008 11:16 AM
To: Cohn, Hillel T.; Robert Charron
Subject: Convertible Debenture Waiver

To:   Holders of the 10% Secured Convertible Debentures due April 16, 2009  and the 10% Secured Convertible Debentures due May 22, 2009

From: George Lintz, Chief Financial Officer, QPC Lasers, Inc.

In anticipation of a potential reset of the conversion price of the Debentures and the necessity for the company to raise new capital, we are seeking your waiver of the “Conversion Cap” which limits the number of shares that the company may issue upon conversion of debentures into common stock. If this waiver does not take effect, the amounts due under the Debentures will be accelerated. The company would be unable to meet its redemption obligations if the conversion cap redemption provisions were to be triggered.

Additionally, we are seeking your agreement to defer the interest payments due July 1, 2008, August 1, 2008 and September 1, 2008; and to add them to the principal balance of the debenture. In consideration for the deferral of payment of interest, the Company will issue to each Creditor a number of duly and validly issued, fully paid and non-assessable shares of common stock bearing a restrictive legend equal to three (3) shares for each dollar ($1.00) of interest being deferred.

The Company plans to disclose this Waiver Agreement by filing a form 8K with the SEC.

Please fax back your signed waiver to: (818) 743-7421